English Translation

Exhibit 4.36

Beijing Raycom Jingyuan Real Estate Development Co., Ltd.

And

Beijing AmazGame Age Internet Technology Co., Ltd.

Project Cooperation Agreement

on

Raycom Creative Industry Center Project

English Translation

This Agreement is entered into by and between the following parties on the 23rd day of August 2010 in Beijing:

Party A: Beijing Raycom Jingyuan Real Estate Development Co., Ltd.

Address: Room 2106 A9, No.20 Shijingshan Road, Shijingshan District, Beijing

Legal Representative: Chen Guodong

Party B: Beijing AmazGame Age Internet Technology Co., Ltd.

Address: 2th Floor, East Tower, Jingyan Building, No.29 Shijingshan Road, Shijingshan District, Beijing

Legal Representative: Wang Tao

Whereas:

1. Party A is a real estate development company registered in Beijing and validly existing pursuant to Chinese laws, which has by means of transfer acquired the land use right of the state-owned land for commercial and financial usage situated at Bajiao Zone of Shijingshan District in Beijing (the “Land” hereinafter) and has been lawfully approved by the government to construct the Raycom Creative Industry Center Project (the “Project” hereinafter) on the Land.

2. Party B is a limited company registered in Beijing and validly existing pursuant to Chinese laws, which, to address the needs of its development, intends to cooperate with Party A for certain premises of the Project according to the terms agreed herein and intends to purchase certain premises of the Project from Party A at the time set forth in this Agreement.

Therefore, based on the principle of equality and willingness and through full negotiation, both parties have reached the following common understandings and entered into this Agreement with regard to the cooperation for the Project:

I. Project Overview:

1. Land Location: Bajiao South Road, Shijingshan District, Beijing

2. Purpose of Land: For commercial and financial usage

3. Construction Land Area: 19749.65 square meters

4. Planned Built Floor Area: 112543 square meters, including 77093 square meters over ground and 35450 square meters underground. (The planned built floor area of the Project is subject to the built floor area after the planning adjustment as agreed in this Agreement).

English Translation

II. Governmental Approvals:

As of the date of signing of this Agreement, Party A has obtained the following governmental approvals, permits or licenses for the Project (See details in Appendix I and Appendix II hereto):

1. State-owned Land Use Right of Jing Shi GuoYong (2010 Chu) No. 00106; State-owned Land Use Right of Jing Shi GuoYong (2010 Chu) No. 00107; and State-owned Land Use Right of Jing Shi GuoYong (2010 Chu) No. 00108;

2. DiZi No.110107201000006/2010Gui (Shi) DiZiNo.0003 Construction Land Planning Permit;

III. Pattern of Cooperation:

Both parties agree that Party A will develop and construct the Premises (see the definition below) according to the terms and standards agreed herein, and after Party A obtains advance sale permit (or other sale or advance sale permits or certificates) to be issued by government, Party A shall transfer the south tower building, the west podium building, the third and fourth floors of the east podium building and the second underground floor with a total area of 56184 square meters (except for parts Party A is not permitted to sell according to applicable laws and regulations, such as civil air-defense construction works and parts that cannot be apportioned) and their respective allocated land use rights (collectively referred to as the “Premises”) to Party B by means of advance sale or purchase/sale of commercial premises. The area of the Premises shall include overground area of 46134 square meters of which 2886 square meters are the estimated pooled area and underground area of 10050 square meters. The final area of the Premises shall be determined according to the measured area specified in a technical report of actually surveyed space of the Premises (See Appendix 3 for the location and floor plan of the Premises).

IV. Construction Schedule:

Party A agrees to develop and construct the Premises according to the following schedule:

1. Obtain the construction engineering planning permit and construction permit for the Project before 1st March 2011.

2. Complete±0 of the Project before 1st July 2011 (subject to the report issued by the project supervisory institution).

3. Complete the roof-sealing of main structure of the Project before 1st February 2012 (subject to the report issued by the project supervisory institution).

4. Complete completion inspection and filing of the Project before 31st November 2012.

5. Party A will endeavor to deliver completed Premises in compliance with the deliverable conditions set forth herein to Party B for its use before 31st December 2012.

English Translation

V. Planning and Construction of the Premises:

1. Party A shall design and construct the Premises in satisfaction with the requirements and standards agreed in Appendices IV, V, VI, VII, VIII, IX , X and XI hereto, and deliver the design drawings of the Premises to Party B for comment. Party B shall give written comments thereupon within the time specified in Appendix VIII. Party A shall conduct full communication with Party B within 7 days upon receiving the comments from Party B, and after the two parties reach an agreement and confirm in writing, Party A shall make adjustments and amendments to the design plan according to the function requirements of Party B. Both parties shall give written confirmation on the design plan adjusted and modified by Party A and use them as the basis for the design and construction of the Premises. If Party A needs to make material adjustment to the design plan of the Premises approved by planning authority, Party A shall obtain Party B’s prior written consent therefor and any adjustment to the design plan shall not materially affect the normal use of the Premises by Party B. Nevertheless, both parties agree that, if they fail to agree upon the design plan within 7 days after receiving Party B’s written comments, Party A shall, in accordance with applicable requirements of Chinese laws, regulations and policies, make the final amendment to the design plan and give a written notice thereof to Party B and carry out construction of the Premises on the basis thereof. Such amendment shall satisfy the design requirements, material/equipment brand requirements and specifications as set forth in Appendices IV, V and VI and shall not be inferior to “Tower C, Raycom Information Plaza”. Both parties acknowledge that, in the event that any dispute occurs between the parties with regard to the design or construction standards of the Premises during development and construction of the Premises, Party A shall immediately provide Party B with the files and documents concerning the design and construction standards of “Tower C, Raycom Information Plaza” and unconditionally assist Party B in consulting relevant files and conducting site verification of the Premises.

2. Design Changes: During the construction of the Premises, Party B may lodge design change requests to Party A, provided that such a request shall be submitted to Party A in writing. After receiving a change request from Party B, Party A will calculate costs according to relevant costing files and submit the results to Party B for review. Party B shall complete the review within 7 days after receiving the comments from Party A, and reach an agreement thereupon with party A and confirm the change in writing, otherwise Party A shall have the right to reject the change request. In addition, if the construction period of key-node works is delayed due to the design change requested by Party B, Party A shall have the right to postpone delivery of the Premises accordingly and the costs and expenses resulting from the delay (at the rate of 0.1‰ of the total transfer price of the Premises for each day of delay) shall be borne by Party B. If the delay exceeds 30 days cumulatively, Party A shall have the right to reject any and all subsequent design change requests from Party B. Both parties acknowledge that, after their confirmation of the design drawings, with regard to the additional costs and expenses arising from implementation of new design changes requested by Party B, the amount within RMB¥500,000.00 (inclusive of RMB¥500,000.00) shall be borne by Party A and the amount exceeding RMB¥500,000.00 shall be borne by Party B after Party B’s written confirmation.

3. Selection of building materials and equipments for the Premises: Both parties agree to select building materials and equipments for the Premises within the scope agreed in Appendix V hereto. Party A agrees that building materials and equipments are to be selected out of the brands agreed in Appendix V. In extraordinary cases where the building materials and equipments to be chosen by Party A are not within the scope of brands set forth in Appendix V, Party A shall notify Party B in writing and obtain Party B’s consent thereof. Party B shall make its decision within 7 days after receiving Party A’s written notice; otherwise, Party B shall be deemed to agree to Party A’s choice. Party A shall ensure the materials and equipments chosen by it in conformity with related regulations and not inferior to the standards specified in Appendix V.

4. Premises Management: See details in Appendix IX.

English Translation

VI. Principles of Construction:

Both parties agree that construction of the Premises shall abide by the following principles:

1.	First of all, construction of the Premises shall comply with the requirements of Chinese laws and regulations.

2.	Subject to compliance with the aforesaid requirements, construction of the Premises shall meet the standards and requirements agreed herein by both parties.

3.	Issues not specified by both parties in this Agreement shall be subject to standards not inferior to “Tower C, Raycom Information Plaza”.

VII. Price and payment details are set forth in Appendix XII hereto.

VIII. Signing of Advance Sale Contract for the Premises:

Part A guarantees it will obtain the advance sale permit for the Project before 1 October 2011. After obtaining the advance sale permit, Party A shall give a written notice to Party B within 5 working days and Party B shall sign the advance sale contract for the Premises with Party A within the period designated in Party A’s written notice (the advance sale contract shall be printed and signed by the two parties after being downloaded from the website of Beijing administration bureau of real estate transaction). However, the period designated by Party A in its written notice shall be reasonable. The Appendixes hereto shall be incorporated into the advance sale contract for the Premises.

Since the area of the Premises has not been pre-measured at the time of signing this Agreement, the area and the price contained in this Agreement is estimated only, both Parties agree that after the Premises’ area is pre-measured by qualified survey institution, the two Parties will recalculate the price of the Premises according to the pre-measured area and the unit price provided hereunder and sign the advance sale contract for the Premises accordingly.

IX. Delivery of the Premises:

1. When Party A delivers the Premises to Party B, the Premises shall meet all of the following delivery conditions:

1) The Premises has been completed according to the design and construction standards agreed herein and has obtained planning inspection approval, completion inspection filing form.

2) Party A has obtained a technical report of actually surveyed space of the Premises issued by a qualified real estate survey institution.

3) Water supply, drainage and heating supply are available for normal use; telephone lines are available to floor distributor on each floor and cable TV lines to branch distributors on each floor.

English Translation

2. After the Premises meets the deliverable conditions, Party A shall give a 7-day prior written notice to Party B (the “Delivery Notice” hereinafter). Party B shall fulfill the transfer procedure of the Premises on the date specified in the Delivery Notice, and sign a property transfer form. If Party B fails to fulfill the property transfer procedure with Party A or sign the property transfer form on the date specified in the Delivery Notice due to any reason attributable to Party B, the Premises shall be deemed as having been officially delivered to Party A according to the schedule, standards and conditions set forth herein from the day immediately following the date of delivery specified in the Delivery Notice. Effective from that day, Party B shall bear and pay the reasonable costs and expenses that have actually occurred for management and maintenance of the Premises, and any and all risks (including, without limitation to, risks of destruction and loss) and liabilities associated with the Premises shall be transferred to Party B from the same day.

3. If Party B fails to pay all amounts and other agreed costs and expenses due according to the advance sale contract and this Agreement, Party A shall have the right to correspondingly delay the delivery of the Premises to Party B without bearing any liability for the delayed delivery until Party B fully make the due payment.

4. When delivered by Party A, the Premises shall have passed the inspection by the governmental authority in charge and obtained the completion inspection filing form. If Party B finds through inspection that the Premises has quality problems and/or decoration or equipment defects that will not affect the function of the Premises, Party A shall complete rectification and/or repair of the same within 60 days from the date of delivery of the Premises according to the regulations and standards on the engineering quality promulgated by central government and Beijing municipal government (the warranty period for the Premises shall be extended accordingly) and assume the costs thereof. Party B shall not use such problems and defects as excuse of its refusal to accept the Premises or to request Party A to bear the liability of late delivery of the Premises, neither shall Party B use such problems and defects to refuse to fulfill the property transfer procedure or to request rejection and return of the Premises; if a problem found by Party B during such inspection is of material and substantial influence on the function of the Premises, Party B shall have the right to reject the Premises in addition to the right to request rectification or repair by Party A within the aforesaid time limit, and to require Party A to bear liability for delayed delivery of the Premises according to the advance sale contract and this Agreement.

5. If Party B finds other quality problems of the Premises after accepting it, Party B shall still have the right to request Party A to provide rectification or repair. If Party A fails to complete rectification or repair within the requested time limit, Party B shall have the right to perform the rectification or repair by its own or have it done by a third party. In such case, Party B shall be entitled to deduct the cost thereof from the subsequent payment of contract price, and where the subsequent payment is insufficient to cover the cost, Party B shall have the right to request Party A to pay the insufficient amount.

X. Undertakings and Warranties:

1. After signing of this Agreement and unless otherwise specified herein, Party A undertakes that it will not set any form of mortgage on the Premises (including the land use right and the construction in progress) without permission of Party B, and that the Premises (including the land use right and the construction in progress) will not be sealed up or subject to other judicial enforcement measures.

2. Party A undertakes that all information and/or material it provides to Party B before executing this Agreement is true, and that it will immediately inform Party B of any circumstance that occurs before consummation of the transaction and may affect the transaction (for instance, windup, liquidation, or legal action, arbitration or other legal proceedings involving the Premises).

English Translation

3. Party A warrants that it lawfully possesses the land use right of the Land and has the right to develop and construct the Premises according to this Agreement, that it is the sole legal and actual owner of the Premises, has lawful and valid qualification for real estate development, and has the full right to execute and perform this Agreement. The Premises is free of ownership encumbrances that may have negative influence on the rights and interests of Party B hereunder.

4. Except for those that have been disclosed, if Party A is involved in any legal action, arbitration, prosecution, administrative or other legal proceedings or dispute with regard to the Premises, it shall immediately inform Party B. If there is any outstanding Premises payment, land transfer price or any other expenses payable but unpaid and/or disputes in connection with development and construction of the Premises or arising from the late payment of the compensation by Party A in accordance with the Agreement On Compensation For The Development Of The Reserved Land entered by Party A and Beijing Land Reserve Center, or if there is any administrative penalty caused by the failure of Party A to start construction at the time specified in the Contract on the Transfer of the Use Right of the State Owned Construction Land, Party A shall bear all liabilities, including but not limited to the compensation liability, administrative penalties, arising there from.

5. Party A undertakes to purchase sufficient amount insurance for the construction of the Premises during the construction period according to the requirements of laws and policies.

6. Party A undertakes to independently bear the responsibility of payment to any third party and the responsibilities of the real estate developer in relation to the Premises. If Party B suffers any claims or damages due to the failure of Party A to fulfill payment to third parties or to perform its responsibilities as real estate developer or other obligations, Party A shall compensate all losses that Party B has suffered as a result of such failure.

7. Party A agrees that, as demanded by Party B, it will assist Party B and/or affiliates of Party B in obtaining the (separate) ownership certificate (s) of the Premises, and Party B shall duly provide, as requested by Party A, the full information required for obtaining the ownership certificate (s) of the Premises to be acquired by Party B.

8. Party A shall ensure it will lawfully construct the Premises, and the construction procedure and standards of the Premises meet applicable mandatory standards of the central government and Beijing municipal government as well as the standards set forth herein.

9. Party A agrees that in order to guarantee the performance of its obligations hereunder, Party A’s holding company will issue a “Letter of Guarantee” as shown in Appendix XIII to Party B when signing this Agreement.

10. Party A agrees that Party B has the right to supervise and inspect development and construction of the Premises or dispatch a third party to perform the supervision and inspection according to the terms agreed herein at anytime, and to require Party A to rectify the items not conforming to the covenants herein. Within 10 working days after the completion of the key-node works agreed herein, Party A shall give a written notice thereof to Party B.

English Translation

XI. Defaults:

1. In the event that Party A has obtained the advance sale permit for the Premises and sent a written contract-signing notice to Party B, if Party B refuses to execute the advance sale contract with Party A within the time limit specified in Party A’s notice, Party A shall be entitled to deduct 15% of the total transfer price of the Premises from the initial installment previously paid by Party B as penalty and refund the balance to Party B. If Party A refuses to sign the advance sale contract with Party B, Party A shall refund the initial installment previously paid by Party B and pay 15% of the total transfer price of the Premises to Party B as penalty.

2. If Party B delays payment of any amount agreed hereunder, it shall pay penalty to Party A at the rate of 0.3‰ of the amount payable but unpaid for each day of the delay. If the delay lasts for more than 30 days, Party A shall have the right to terminate this Agreement. In that event, Party A shall serve a written termination notice to Party B within 30 days after Party A has the right to terminate the Agreement. Party B shall pay15% of the total transfer price of the Premises to Party A as penalty. If Party A chooses not to cancel this Agreement, or Party A fails to serve the written termination notice to Party B within 30 days after Party A has the right to terminate the Agreement and the advance sale contract, Party A shall be deemed to be willing to continue the performance of this Agreement and the advance sale contract and deliver the Premises. In such case, the Agreement and the advance sale agreement will be continually performed and Party B shall pay daily penalty to Party A at 0.3‰ of the overdue amount for the period from the agreed date when the amount becomes due and payable to the date when the amount is actually paid, and the penalty shall be paid to Party A within 7 days from the date of actual payment of the amount.

3. If Party A fails to deliver the Premises with deliverable conditions to Party B by the date agreed herein, Party A shall pay daily penalty at 0.3‰ of the total transfer price for each day of the delay from the 61st day after the agreed delivery date; if the delay exceeds 150 days, Party B shall have the right to return the Premises. In the event that Party B chooses to return the Premises, Party B shall serve a written cancellation (return of the Premises) notice to Party A within 30 days from the date when Party B has the right to return the Premises. Within 15 days after both parties complete all procedures for cancellation of the advance sale contract and this Agreement, Party A shall refund to Party B the price of the Premises that has been previously paid and shall further pay 15% of the total transfer price of the Premises to Party B as penalty. If Party B choose not to return the Premises, or Party B fails to give a written notice of cancellation of the advance sale contract and this Agreement to Party A within 30 days from the date when Party B has the right to return the Premises, Party B will be deemed to be willing to continue the performance of the advance sale contract and this Agreement and wait for the delivery of the Premises, in which case performance of the advance sale contract and this Agreement shall be continued, and Party A shall pay daily penalty to Party B at 0.3‰ of the amount previously paid by Party B for the period from the 61st date after the agreed delivery date set forth herein to the date of actual delivery, and the penalty shall be paid to Party B within 7 days from the date of actual delivery of the Premises.

4. If Party A cannot deliver the Premises as agreed herein as a result of any of the following events, it may postpone the delivery accordingly depending on the circumstance without bearing any responsibility subject to giving a timely notification to Party B: (1) force majeure; and/or (2) governmental acts; and/or (3) any new law, regulation or administrative rule has been enacted after execution of the advance sale contract and this Agreement and Party A cannot deliver the Premises as result of such new law, regulation or administrative rule; and/or (4) outbreak of infectious disease like SARS; and/or (5) delays caused by Party B.

English Translation

5. If Party B cannot obtain the ownership certificate of the Premises within 600 days from the date of delivery of the Premises due to the fault of Party A, Party B shall have the right to return the Premises. If Party B chooses to return the Premises, Party A shall pay penalty to Party B that is equivalent to 15% of the total price of the Premises, and shall refund the purchase price previously paid by Party B and pay the penalty to Party B within 15 days after both parties fulfill all procedures for cancellation of the advance sale contract and this Agreement. If Party B selects not to return the Premises, Party A shall pay daily penalty to Party B at 0.3‰ of the total Premises price previously paid by Party B for the period from the day immediately following the date of expiration set forth herein to the date when the ownership certificate of the Premises is actually obtained.

6. Unless otherwise agreed herein, Party A will be deemed as materially breaching this Agreement if it sets any mortgage on the land use right of the Premises or on the constructing Premises or by any means sets a third party’s right that may impair the full possession of the ownership of the Premises and land use right by Party B, or if the Premises and/or its land use right is sealed up by judicial authorities due to such mortgage or right encumbrance. In such case, if Party A fails to rectify the breach within ten business days after receiving the written notice from Party B, Party B shall have the right to cancel this Agreement immediately on expiration of said period of ten business days and Party A shall refund the purchase price of the Premises previously paid by Party B and pay 15% of the total transfer price of the Premises as penalty to Party B within 15 days after both parties fulfill all procedures for cancellation of the advance sale contract and this Agreement.

7. If there are amounts payable by Party B to Party A, and if Party A has committed a breach before payment of such amounts and shall therefore pay penalty to Party B, Party B may directly deduct such penalty from the amounts payable to Party A (provided that Party B shall not make such deduction if Party A disputes the act of breach).

8. If Party A unilaterally resell the Premises to a third party and consequently prevents further performance of this Agreement, Party B shall have the right to cancel this Agreement, in which case Party A shall refund the amount previously paid by Party B and pay 15% of the total transfer price of the Premises as penalty to Party B.

XII. Notices:

Notices given by each party to the other party for the purpose of performing this Agreement shall be served to the following address respectively:

Address of Party A: 8 Floor, Tower C North Building, Raycom Information Plaza

No. 2, Kexueyuan South Road, Haidian District, Beijing

Attention: Yin Ming

Email: yinming@raycomchina.com

Tel: 010-62509610

Fax: 010-62509472

English Translation

Address of Party B: 2th Floor, East Tower, Jingyan Building, No.29 Shijingshan Road, Shijingshan District, Beijing

Attention: Shen Yang

Email: Shenyang@cyou-inc.com

Tel: 010-68613341

Fax: 010-68874008

Any change of the address or recipient of either party shall be notified to the other party in writing, or otherwise service of notices to the above addresses shall be deemed as valid.

XIII. Confidentiality:

1. For the purpose of this Agreement, the word “Confidential Information” shall refer to any and all unpublicized confidential information relating to or in connection with the cooperation hereunder. Unless with prior written consent of the other party, neither party shall by any means disclose Confidential Information to any third party.

2. Each party shall ensure that its affiliates, employees, executives, representatives or agents and professional consultants shall comply with the confidentiality obligation set forth herein, and shall prevent such personnel from using Confidential Information in business activities irrelevant to this Agreement.

3. The confidentiality obligation set forth herein is not applicable to the following situations: information that has entered into public domain before being disclosed by either party; the disclosure or use of the information is required by mandatory provisions of applicable laws or by a court; the disclosure or use of the information has obtained prior written consent of the other party or is for the purpose of performing this Agreement.

4. The confidentiality obligation hereunder shall survive the termination of this Agreement.

5. After execution of this Agreement, without obtaining prior approval of the other party (such approval shall not be unreasonably withheld or delayed), neither party hereto shall make any announcement, disclosure or declaration of matters in connection with this Agreement, nor shall it disclose or release any information relating to the other party that it has obtained during negotiation or performance of this Agreement. However, each party may reveal the information to its professional consultants or its executives or employees that need to know the information for the purpose of their duties and the two parties can also make disclosures as required by applicable laws and regulations, listing rules and/or stock exchange rules and/or requirements of other relevant institutions. This clause shall survive termination of this Agreement.

English Translation

XIV. Severability:

If any provision hereunder is held void, invalid, illegal or enforceable by a judicial/arbitration institution, the invalidity, illegality or unenforceability of the provision shall not affect the validity and enforceability of other provisions of this Agreement.

XV. Waiver of Rights:

1. Any waiver of either party of the other party’s breach or nonperformance of any provision herein shall not be deemed as its waiver of the other party’s subsequent breach or nonperformance of that provision or of other provisions herein.

2. Not exercising or delayed exercise of rights or remedies hereunder shall not constitute waiver of relevant provisions herein.

3. One single exercise or partial exercise of a right or remedy hereunder shall not obstruct or limit the further exercise of that right/remedy.

4. The rights and remedies enjoyed by each party hereunder are cumulative and shall not exclude any rights and remedies provided by law.

XVI. Settlement of Disputes & Miscellaneous:

1. Any and all disputes arising from or in connection with this Agreement shall be referred to China International Economic and Trade Arbitration Commission in Beijing for arbitration according to the arbitration rules of said Commission now in force. The ruling of arbitration shall be final and binding upon both parties.

2. Air-conditioning system, firefighting facility, engine room and other facilities and equipments of the Project commonly used by all proprietors and roads and gardens in the Project shall be commonly owned by all proprietors. Party B shall properly use and shall not damage such commonly owned facilities. If Party B occupies or damages such commonly owned facilities, Party B shall immediately restore the status of the facilities to their original status and pay RMB 100,000 to Party A as penalty for each occupancy or damage.

If Party A conducts repairing or maintenance work on premises adjacent to the Premises hereunder or on commonly used parts or facilities and equipments inside the Premises, Party B shall provide cooperation and convenient conditions therefor. If Party B refuses to provide cooperation and convenience, losses caused thereby shall be assumed by Party B.

3. Except provided otherwise by laws, the planned parking space of the Project shall be owned by Party A; Party B shall not occupy. In case Party B needs to use the parking space, Party B shall fulfill purchase or lease procedures of Party A or Party A’s agent; however, the ratio between the parking spaces to be purchased or leased by Party B to the total parking spaces of the Project shall be determined by the ratio of the area purchased by Party B hereunder against the total area of the Project.

4. Party B shall be entitled to set the name plates, logos or advertisements of Party B and its affiliated companies. Party A shall not set any name plates, logos or advertisements.

English Translation

5. Party B undertakes to comply with all regulations of the property management company of the Project, and will not put or pile up articles in the common area (including but not limited to eaves gallery, roads, grassy area and gardens) or conduct exhibition or promotion activities in the common area without obtaining the consent of the property management company.

6. This Agreement shall fall into full force and effect after signed by each party’s legal representative or authorized representative. Issues unmentioned herein shall be further discussed by both parties and executed in a written supplementary agreement, which shall constitute an integral part of and have equal legal effect with this Agreement.

7. Appendices hereto shall constitute an integral part of and have equal legal effect with this Agreement.

8. This Agreement is made in four originals with equal legal effect. Each party shall respectively hold two of them.

There is no text hereinafter.

English Translation

Signature Page

Party A: Beijing Raycom Jingyuan Real Estate Development Co., Ltd.

Legal Representative/Authorized Representative: /s/ Chen Guodong

Party B: Beijing AmazGame Age Internet Technology Co., Ltd.

Legal Representative/Authorized Representative: /s/ Wang Tao